Exhibit 3.1

                     CERTIFICATE OF AMENDMENT
                                TO
                   CERTIFICATE OF INCORPORATION
                                OF
                  DIGITRAN SYSTEMS, INCORPORATED

     Digitran Systems, Incorporated, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), hereby certifies that the amendments set forth below to the Corporation's Certificate of Incorporation were duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law:

     The Certificate of Incorporation of the Corporation is amended by amending Article 1 as follows:

"1.  The name of the corporation is TGFIN Holdings, Inc."

     The Certificate of Incorporation of the Corporation is amended by amending Article 4(i) as follows:

"4(i).     The aggregate number of shares which the corporation is authorized to issue is 56,000,000 shares of which 50,000,000 shares of the par value $.01 shall be designated as "Common Stock", 5,000,000 of the par value $.01 shall be designated as "Class B Common Stock" and 1,000,000 of the par value $.01 shall be designated as "Preferred Stock"."

     The Certificate of Incorporation of the Corporation is amended by amending the Article 4A(3)(E) as follows:

"4A(3)(E). The holders of Common Stock and Class B Common Stock shall in all matters not specified in Sections (A), (B), (C) and (D) of this subparagraph
(3) vote together as a single class; provided that the holders of Common Stock shall have one vote per share and the holders of Class B Common Stock shall have one vote per share."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officers this 12th day of September, 2002.

                                   DIGITRAN SYSTEMS, INCORPORATED

                                   /s/Samuel Gaer

                                   Samuel Gaer, President